Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‑8 of Nortech Systems, Incorporated of our report dated March 17, 2023, relating to the consolidated financial statements of Nortech Systems, Incorporated, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

May 16, 2023